UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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On 01/28/2025, Beaver Hollow Wellness, LLC delivered the following letter to the Board of Directors of Servotronics, Inc.:

Beaver Hollow Wellness, LLC

450 Corporate Parkway, Suite 100

Amherst, N.Y. 14226

January 28, 2025

Board of Directors

Servotronics, Inc.

1110 Maple Street

Elma, NY 14059

Subject: Formal Demand for Internal Investigation of Potential Unjust Enrichment

Dear Members of the Board of Directors,

Beaver Hollow Wellness, LLC, as a concerned stakeholder, hereby issues a formal demand for an internal investigation into potential instances of unjust enrichment and breaches of fiduciary duties among Servotronics, Inc.'s CEO and Board Members. This demand is grounded in a thorough analysis of the CEO and Board compensation data for fiscal years 2022, 2023, and 2024, as disclosed in public filings, and our understanding of Servotronics' financial performance and governance responsibilities.

Basis of Concern

1.	Excessive Compensation Relative to Performance:

-    The aggregate compensation for the Board of Directors and CEO during the analyzed period exceeds $3,000,000, including significant cash and stock-based awards that appear disproportionate to the company's financial outcomes.

-    Consolidated financial reports reveal net losses exceeding $13,000,000 over the same period, with unrestricted cash declining from nearly $12,000,000 at year-end 2021 to less than $50,000.

2.	Potential Breach of Fiduciary Duty:

-    Fiduciary duty requires directors and executives to act in the best interests of the company and its shareholders. The following instances raise serious concerns about potential violations:

-    Misaligned Compensation: Compensation levels remain excessive despite unprecedented financial failures and the Board has not exercised reasonable discretion in adjusting Board and/or officer compensation to align with reported financial results including limited liquidity.

-    Change of Control Clause: Substantial compensation awards tied to a "Change of Control" could incentivize an ill-advised sale of the company, rewarding executives for their own failures at shareholders' expense.

-    Debt-Fueled Compensation: The apparent use of the company's credit line to sustain compensation raises significant governance concerns.

3.	Transparency and Governance Gaps:

-    While certain equity awards and bonus structures may align with the company's published policies, the lack of oversight and justification for high compensation amid unprecedented losses is deeply troubling.

Actions Demanded

In light of these concerns, Beaver Hollow Wellness, LLC formally demands that the Board of Directors take the following actions:

1.	Initiate an Independent Internal Investigation:

-    Conduct a thorough review of all forms of compensation paid or potentially payable to the CEO and Board Members during the period analyzed. Provide a detailed financial justification for each instance in relation to company performance and shareholder value.

-    Assess whether any policies, procedures, or governance protocols were bypassed or ignored in authorizing executive compensation packages and their continuance under these distressed circumstances.

-    Identify specific actions or inactions by board members or executives that could constitute unjust enrichment. Recommend measures to recover any inappropriate or unjust enrichment, including those tied to a "Change of Control" clause.

2.	Provide a Transparent Written Report to Shareholders:

-    Summarize the investigation's findings and outline the actions the Board will take to protect shareholder interests.

•    Detail measures to rectify any identified instances of unjust enrichment, including removal of board members who failed to fulfill their fiduciary duties.

•    Specify steps to strengthen governance and oversight of compensation practices moving forward.

Next Steps

We request that the Board acknowledge receipt of this letter and respond in writing within 15 business days, outlining the intended course of action. Failure to take prompt and meaningful steps to address these concerns may compel us to pursue further remedies to ensure accountability and transparency.

Beaver Hollow Wellness, LLC remains committed to the growth and success of Servotronics, Inc., and we firmly believe that addressing these governance concerns will strengthen trust and confidence among all stakeholders.

We appreciate your immediate attention to this matter.

Paul Snyder

Chairman

Beaver Hollow Wellness, LLC